EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

AERKOMM INC.

Pursuant to NRS Chapter 78

ARTICLE 1

NAME

The name of the corporation (the “Corporation”) is Aerkomm Inc.

ARTICLE 2

REGISTERED AGENT FOR SERVICE OF PROCESS

The name of the Corporation’s registered agent in the State of Nevada is Vcorp Services, LLC, a commercial registered agent within the State of Nevada.

ARTICLE 3

AUTHORIZED STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 500,000,000, $0.001 par value per share, consisting of 450,000,000 shares of Common Stock, $0.001 par value per share and 50,000,000 shares of Preferred Stock, $0.001 par value per share.

All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Nevada Revised Statutes. Fully-paid stock of the Corporation shall not be liable to any further call or assessment.

Effective as of January 10, 2017, the filing date of a Certificate of Amendment to the Articles of Incorporation of the Corporation, each ten (10) shares of the issued and outstanding common stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of common stock of the Corporation. No fractional shares shall be issued in connection with the reverse split. Any fractional share that would otherwise be issued as a result of the reverse split will be rounded up to the nearest whole share.

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ARTICLE 4

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized in the State of Nevada.

ARTICLE 5

AMENDMENT OF BYLAWS

The Board of Directors of the Corporation shall have the power to make, alter, amend or repeal the Bylaws of the Corporation, except to the extent that the Bylaws otherwise provide.

ARTICLE 6

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

ARTICLE 7

LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article 7 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.

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ARTICLE 8

ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article 8 shall apply to or have any effect on any transaction involving acquisition of control by any person occurring prior to such amendment or repeal.

ARTICLE 9

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article 9 shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

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IN WITNESS WHEREOF, the undersigned officer has signed these restated articles of incorporation this 21st day of April, 2017.

By:	/s/ Peter Chiou
Peter Chiou
Chief Executive Officer

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